EXHIBIT 99.2
ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
This Annual Report on Form 10-K contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect our current estimates, expectations and projections about our future results, performance, prospects and opportunities. Forward-looking statements include, without limitation, statements about our market opportunities, our business and growth strategies, our projected revenue and expense levels, possible future consolidated results of operations, the adequacy of our available cash resources, our financing plans, our competitive position and the effects of competition and the projected growth of the industries in which we operate. This Annual Report on Form 10-K also contains forward-looking statements attributed to third parties relating to their estimates regarding the size of the future market for products and systems such as our products and systems, and the assumptions underlying such estimates. Forward-looking statements are only predictions based on our current expectations and projections, or those of third parties, about future events and involve risks and uncertainties.
Although we believe that the expectations reflected in the forward-looking statements contained in this Annual Report on Form 10-K are based upon reasonable assumptions, no assurance can be given that such expectations will be attained or that any deviations will not be material. In light of these risks, uncertainties and assumptions, the forward-looking statements, events and circumstances discussed in this Annual Report on Form 10-K may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Important factors that could cause our actual results, level of performance or achievements to differ materially from those expressed or forecasted in, or implied by, the forward-looking statements we make in this Annual Report on Form 10-K are discussed under “Item 1A. Risk Factors” and elsewhere in this Annual Report on Form 10-K and include:
•	our growth strategies including, without limitation, our ability to deploy our products and services including VeriChip™ and Bio-Thermo™;

•	anticipated trends in our business and demographics;

•	the ability to hire and retain skilled personnel;

•	relationships with and dependence on technological partners;

•	our reliance on government contractors;

•	uncertainties relating to customer plans and commitments;

•	our ability to successfully integrate the business operations of acquired companies;

•	our future profitability and liquidity;

•	our ability to maintain compliance with covenants under our credit facilities;

•	our ability to obtain patents, enforce those patents, preserve trade secrets and operate without infringing on the proprietary rights of third parties;

•	governmental export and import policies, global trade policies, worldwide political stability and economic growth;

•	expectations about the outcome of litigation and asserted claims;

•	regulatory, competitive or other economic influences;

•	our ability to successfully mitigate the risks associated with foreign operations;

•	our ability to successfully implement our business strategy;

•	our expectation that we will incur losses, on a consolidated basis, for the foreseeable future;

•	our ability to fund our operations;

•	borrowings under DSD Holding’s existing bank facilities are payable on demand and the facilities could be terminated at any time without notice;

•	the impact on our success of the relative maturity in the U.S., and limited size, of the markets for our infant protection and wander prevention systems and vibration monitoring instruments;

•	the degree of success we have in leveraging our brand reputation, reseller network and end-use customer base for infant protection and wander prevention systems to gain inroads in the emerging market for asset/personnel location and identification systems;

•	the rate and extent of the U.S. healthcare industry’s adoption of radio frequency identification (“RFID”) asset/personnel location and identification systems;

•	the relative degree of market acceptance of our zonal, or cell identification, active RFID systems compared to competing technologies, such as lower power Ultra Wide Band-based location technologies, 802.11 and Zigbee-location and wireless networking technologies;

•	our ability to complete our efforts to introduce a new vibration monitoring instrumentation platform;

•	uncertainty as to whether we will be able to increase our sales of infant protection and wander prevention systems outside of North America;

•	our reliance on third-party dealers to successfully market and sell our products;

•	our reliance on a single source supplied for our implantable microchip;

•	we may become subject to costly product liability claims and claims that our products infringe the intellectual property rights of others;

•	our ability to comply with current and future regulations relating to our businesses;

•	uncertainty as to whether a market for our VeriMed and VeriTrace systems will develop and whether we will be able to generate more than a nominal level of revenue from the sale of these systems;

•	the potential for patent infringement claims to be brought against us asserting that we hold no rights for the use of the implantable microchip technology and that we are violating another party’s intellectual property rights. If such a claim is successful, we could be enjoined from engaging in activities to market the systems that utilize the implantable microchip and be required to pay substantial damages;

•	market acceptance of our VeriMed system, which will depend in large part on the future availability of insurance reimbursement for the VeriMed system microchip implant procedure from government and private insurers, and the timing of such reimbursement, if it, in fact, occurs;

•	our ability to provide uninterrupted, secure access to the VeriMed database;

•	conflict of interest risks related to our continued affiliation with our majority-owned subsidiaries;

•	our ability to comply with the obligations in our various registration rights agreements;

•	the impact of new accounting pronouncements;

•	our ability to establish and maintain proper and effective internal accounting and financial controls; and

•	all statements referring to the future or future events.
Forward-looking statements include all statements that are not historical facts and can be identified by forward-looking words such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “projects,” “target,” “goal,” “plans,” “objective,” “may,” “should,” “could,” “would,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “hopes,” and similar expressions intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties (including those described under “Risk Factors” in this Annual Report) that could cause actual results to differ materially from estimates or forecasts contained in the forward-looking statements. Actual results could differ materially from those reflected in the forward-looking statements as a result of (i) the risk factors described under the heading “Risk Factors” beginning on page 31 of this Annual Report and in our other public filings, (ii) general economic, market or business conditions, (iii) the opportunities (or lack thereof) that may be presented to and pursued by us, (iv) competitive actions by other companies, (v) changes in laws, and (vi) other factors, many of which are beyond our control. Also, these forward-looking statements represent our estimates and assumptions only as of the date of this Annual Report. Other than as required by law, we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the accompanying consolidated financial statements and related notes included in this Annual Report.
Overview
We currently engage in the following principal business activities:
•	developing, manufacturing and marketing of visual and electronic identification tags and implantable RFID microchips, primarily for identification, tracking and location of companion pets, horses, livestock (e.g., cattle and hogs), fish and wildlife worldwide, and, more recently, for animal bio-sensing applications, such as temperature reading for companion pet and livestock applications;

•	developing and marketing global position systems (“GPS”) enabled products used for location tracking and message monitoring of pilots, aircraft and maritime vehicles in remote locations; and

•	developing, marketing and selling Radio Frequency Identification (“RFID”) systems used to identify, locate and protect people and their assets for use in a variety of healthcare, security and identification applications;

•	selling vibration monitoring systems.
As of December 31, 2007, our continuing business operations consisted of the operations of our wholly-owned subsidiary, Destron Fearing (formerly Digital Angel Corporation) (“Destron Fearing”) and one majority-owned subsidiary, VeriChip Corporation (“VeriChip”) (NASDAQ: CHIP). On February 14, 2007, VeriChip completed an initial public offering of its common stock. In connection with its initial public offering, VeriChip sold 3,100,000 shares of its common stock. As of December 31, 2007, we owned approximately 52.8% of VeriChip’s outstanding common stock. As of March 12, 2008, we owned approximately 49.3%, or less than 50% of VeriChip’s outstanding common stock.
In addition, as of December 31, 2007 (reclassified to present Florida Decision Corporation (“FDC,” formerly Pacific Decision Sciences Corporation) and Thermolife Energy Corp. (“ThermoLife”) as discontinued operations), our discontinued operations consisted of the operations of four wholly-owned subsidiaries, Computer Equity Corporation (“Computer Equity”), Perimeter Acquisition Corp. (“Perimeter”), FDC and ThermoLife, and one majority-owned subsidiary, InfoTech USA, Inc. n/k/a IFTH Acquisition Corp. (“InfoTech”) (OTC: IFTH). As of December 31, 2007 and March 12, 2008, we owned approximately 50.9% and 49.9% of InfoTech, respectively.
Recent Events and other Significant Factors Affecting Our Results of Operations and Financial Condition
During the quarter ended December 31, 2007 and through the date of this Annual Report, we have had the following recent and other events that have had or could have a significant affect on our results of operations and cash flows:
•	On December 6, 2007, we received a letter from the Nasdaq notifying us that we were not in compliance with the listing standards because our stock price had fallen below the minimum requirement of $1.00 per share and providing us a notice period to comply;

•	On December 19, 2007, we settled a lawsuit between our subsidiary, GTI and Verizon Federal Inc.;

•	On December 20, 2007, as amended on February 29, 2008, we entered into a letter agreement under which VeriChip may prepay its outstanding indebtedness to us at any time up until October 30, 2008 for $10 million, plus accrued interest since October 1, 2007, less payments made through the date of the repayment;

•	Effective December 28, 2007, we acquired the minority owners interest in Destron Fearing per the terms of the DA Merger Agreement;

•	On January 5, 2008, we entered into an amendment to a product supply agreement with Schering-Plough;

•	On January 14, 2008, we acquired GTC per the terms of the GTC Merger Agreement; and

•	On February 29, 2007, we entered into various agreements with our Lenders in connection with a financing obtained by VeriChip.
In addition, we had the following changes to the composition of our board of directors, executive officers and key employees:
•	On December 28, 2007 Michael Krawitz and J. Michael Norris resigned their positions as members of our board of directors;

•	On December 31, 2007, Michael Krawitz also resigned from his positions as our chief executive officer and president;

•	During December 2007 and January 2008, all of the employees of FDC resigned as employees, including FDC’s two key employees;

•	On January 3, 2008, pursuant to the terms of the DA Merger Agreement, our board approved the appointment of John R. Block, Barry M. Edelstein and Michael S. Zarriello, former members of the Destron Fearing board. Subsequently, Mr. Edelstein resigned as a member of our board;

•	On January 3, 2008, we appointed Joseph J. Grillo as our chief executive officer, president and director; and

•	On January 15, 2008, in connection with the GTC Merger, Randolph K. Geissler became the president of our Animal Applications division.
Each of these recent events and other factors is more fully described beginning on page four of this Annual Report.
Impact of Recently Issued Accounting Standards
For information regarding recent accounting pronouncements and their expected impact on our future consolidated results of operations or financial condition, see Note 1 to our consolidated financial statements.

Business Segments
We operate in the following four business segments: Animal Applications, GPS and Radio Communications, Healthcare and Security and Industrial. Certain items in the segment information for the 2006 and 2005 periods have been reclassified to conform to the current period presentation.
Animal Applications and GPS and Radio Communications Segments
Destron Fearing’s operations comprise our Animal Applications and GPS and Radio Communications segments. Our Animal Applications segment’s revenue increased to $43.8 million for the year ended December 31, 2007 compared to $38.1 million for the year ended December 31, 2006. The increase in the Animal Application segment’s revenue was primarily due to an increase in revenue from sales of our companion pet implantable microchips to Schering-Plough. During 2008, we anticipate that our Animal Applications revenue will increase principally as a result of our acquisition of GTC on January 14, 2008, as well as due to increases in sales of visual and RFID livestock tags. In April 2006, we were awarded a U.S. patent for our Bio-Thermo temperature sensing implantable RFID microchip designed for non-laboratory applications that use RFID technology to determine the body temperature of its host animal.
Several proposals related to the establishment of a national electronic identification program for livestock are being considered by the government. We are hopeful that a national electronic identification program will be implemented in the U.S. We cannot estimate the impact a national identification program would have on our Animal Applications segment’s revenue. However, if implemented, we would expect the impact to be favorable. Our Animal Applications segment experienced operating losses for the years ended December 31, 2007, 2006 and 2005. We cannot be certain when our Animal Applications segment will achieve profitability.
Our GPS and Radio Communications segment’s revenue increased to $34.0 million for the year ended December 31, 2007 compared to $16.4 million for the year ended December 31, 2006. The increase in our GPS and Radio Communication segment’s revenue was principally due to the acquisition of the assets of McMurdo in April 2007, as well as to increases in sales of our SARBE rescue beacons. Beginning February 1, 2009, COSPAS-SARSAT will no longer monitor beacons using 121.5 MHz and 243 MHz satellite frequencies. The beacons will need to be replaced by the new generation of 406 MHz beacons, such as our SARBE G2R. We anticipate that this new requirement will have a favorable impact on our revenue in 2008 and beyond.
Healthcare and Security and Industrial Segments
VeriChip’s operations comprise our Healthcare and Security and Industrial segments. On March 31, 2005 and June 10, 2005, VeriChip acquired two Canadian-based businesses that were primarily engaged in the development, marketing and sale of healthcare security systems utilizing RFID technology. Our Healthcare and Security and Industrial segments revenue was approximately $23.3 million and $8.8 million, respectively, for the year ended December 31, 2007 compared to $20.5 million and $6.8 million, respectively, for the year-ended December 31, 2006. The increase in revenue in 2007 as compared to 2006 was attributable primarily to an increase in sales of infant protection and vibration monitoring products. Prior to that time, our operations in these two segments were comprised of efforts to create markets for our human-implantable microchip.
For the foreseeable future, we expect that we will generate significant operating losses in connection with our efforts to create markets for our systems that utilize the human implantable microchip. Our expectations in this regard reflect our belief that revenue derived from sales of such systems will remain at a nominal level or show only modest growth. In the case of our VeriMed system, we do not expect to experience any significant growth in revenue from the sale of the system prior to government and private insurers’ determinations to reimburse the cost of the microchip implant procedure. However, we can provide no assurance as to when or if government or private insurers will decide to take such action. The expected significant operating losses from our systems which utilize the human implantable microchip, and in particular, the VeriMed system, also reflect an anticipated increase in our selling, general and administrative expenses as we augment our direct sales force, seek to develop a distribution network for the VeriMed system, enhance our marketing efforts directed toward physicians and patients, and fund or otherwise facilitate clinical studies of the VeriMed system that we hope prove successful in demonstrating the efficacy of the system to fulfill its intended functions. While we anticipate that we will continue to generate operating profits from our Canadian-based businesses, on a combined basis we expect our Healthcare and Security and Industrial segments to incur operating losses for at least the next 12-24 months.
The tables below provide a percentage breakdown of the significant sources of our consolidated revenues and gross profits over the past three fiscal years and, as such, reflect certain trends in the composition of such revenues and gross profits:

	2007	2006	2005
Sources of Revenue:
Visual and electronic identification tags and implantable microchips for the companion pets, horses, livestock, fish and wildlife markets and bio-sensing applications from our Animal Applications segment	39.8%	46.3%	50.6%
GPS enabled products used for location tracking and message monitoring of vehicles, pilots and aircraft in remote locations from our GPS and Radio Communications segment	31.0	20.1	26.6
RFID-enabled products for use in a variety of healthcare applications from our Healthcare segment	21.2	25.2	17.3
RFID-enabled security systems, asset tracking systems, and vibration monitors for use in a variety of security and industrial applications from our Security and Industrial segment	8.0	8.4	5.5

Total	100.0%	100.0%	100.0%

	2007	2006	2005
Sources of Gross Profit:
Visual and electronic identification tags and implantable microchips for the companion pets, horses, livestock, fish and wildlife markets and bio-sensing applications from our Animal Applications segment	28.6%	36.9%	42.1%
GPS enabled products used for location tracking and message monitoring of vehicles, pilots and aircraft in remote locations from our GPS and Radio Communications segment	34.1	22.0	29.7
RFID-enabled products for use in a variety of healthcare applications from our Healthcare segment	26.5	30.1	21.2
RFID-enabled security systems, asset tracking systems, and vibration monitors for use in a variety of security and industrial applications from our Security and Industrial segment	10.8	11.0	7.0

Total	100.0%	100.0%	100.0%

The table below sets forth data from our consolidated statements of operations for the past three fiscal years, expressed as a percentage of total revenues from continuing operations:

	2007	2006	2005

Revenue	100.0%	100.0%	100.0%
Cost of sales	58.2	53.5	51.7

Gross profit	41.8	46.5	48.3

Selling, general and administrative expense	61.7	63.5	56.0
Research and development	8.5	8.9	7.9
Impairment charges	4.2	—	—

Total operating costs and expenses	74.4	72.4	63.9

Operating loss before other items	(32.6)	(25.9)	(15.6)

Gain on sale of asset	0.6	—	—
Interest and other income	0.2	1.7	3.0
Interest (expense) recovery	(6.3)	(3.9)	2.9

Loss from continuing operations before provision for income taxes, minority interest, gain (loss) attributable to capital transactions of subsidiaries	(38.1)	(28.1)	(9.7)

Benefit (provision) for income taxes	0.8	0.2	0.9

Loss from continuing operations before minority interest, and gain (loss) attributable to capital transactions of subsidiaries	(37.3)	(27.9)	(8.8)

Minority interest	11.1	3.1	(0.1)
Net gain (loss) on capital transactions of subsidiaries	2.9	(2.0)	0.6
(Loss) gain attributable to changes in minority interest as a result of capital transactions of subsidiaries	(8.6)	0.6	0.8

Loss from continuing operations	(31.9)	(26.2)	(7.5)

Loss from discontinued operations, net of income taxes	2.8	(7.2)	(7.1)
Preferred stock dividends	—	—	(2.2)
Accretion of beneficial conversion feature of redeemable preferred stock — Series D	—	—	(0.7)

Net loss attributable to common stockholders	(29.1)%	(33.4)%	(17.5)%

Our consolidated operating activities used cash of $12.3 million, $7.9 million and $11.1 million during the years ended December 31, 2007, 2006 and 2005, respectively. As of December 31, 2007, our cash and cash equivalents totaled $9.4 million, compared to $7.1 million as of December 31, 2006. As of December 31, 2007, our stockholders’ equity was $71.0 million, as compared to $43.9 million as of December 31, 2006, and as of December 31, 2007, we had an accumulated deficit of $500.7 million.

Our profitability and liquidity depend on many factors, including the success of our marketing programs, the maintenance and reduction of expenses, the protection of our intellectual property rights and our ability to successfully develop and bring to market our new products and technologies. We have established a management plan intended to guide us in achieving profitability and positive cash flows from operations in the future periods. The major components of our plan are as follows:
•	To streamline our segment’s operations and improve our supply chain management;

•	To streamline and consolidate our corporate structure, which was exemplified by the merger of Destron Fearing and us, which eliminated redundant overhead costs;

•	To divest of non-core assets and businesses;

•	To attempt to produce additional cash flow and revenue from our technology products, primarily Bio-Thermo and VeriMed;

•	To transition some of our in-house manufacturing to lower-cost countries;

•	To instill a pay for performance culture; and

•	To continue to grow under our new management team and through strategic acquisitions, such as our acquisition of McMurdo in April 2007 and GTC in January 2008, among others.
Our management believes that the above plan can be effectively implemented.
Critical Accounting Policies and Estimates
Listed below are descriptions of the accounting policies that our management believes involve a high degree of judgment and complexity, and that, in turn, could materially affect our consolidated financial statements if various estimates and assumptions were changed significantly. The preparation of our consolidated financial statements requires that we make certain estimates and judgments that affect the amounts reported and disclosed in our consolidated financial statements and related notes. We base our estimates on historical experience and on other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from these estimates. For more detailed information on our significant accounting policies, see Note 1 to our consolidated financial statements.
Revenue Recognition
Our revenue recognition policies, which are listed in Note 1 to our consolidated financial statements, determine the timing and recognition of certain expenses, such as sales commissions. We follow very specific and detailed guidelines in measuring revenue; however, certain judgments affect the application of our revenue policy. The complexity of the estimation process and all issues related to the assumptions, risks and uncertainties inherent with our revenue recognition policies affect the amounts reported in our financial statements. A number of internal and external factors affect the timing of our revenue recognition, including estimates of customer service/warranty periods, estimates of customer returns and the timing of customer acceptance. Our revenue results are difficult to predict, and any shortfall in revenue or delay in recognizing revenue could cause our operating results to vary significantly from quarter to quarter and year to year.
Goodwill and Other Intangible Assets
As of December 31, 2007, our consolidated goodwill was $55.0 million and our intangible assets with indefinite lives were valued at $11.7 million. Annually, we test our goodwill and intangible assets for impairment as a part of our annual business planning cycle during the fourth quarter of each fiscal year or earlier depending on specific changes in conditions surrounding our business units. The determination of the value of our intangible assets requires management to make estimates and assumptions about the future operating results of our operating units. Based upon our annual testing, we recorded impairment charges of approximately $4.6 million in the fourth quarter of 2007 related to our DSD Holding business unit. In addition we recorded $9.5 million, $6.6 million and $7.1 million, respectively, for the years ended December 31, 2007, 2006 and 2005 for impairment charges related to our discontinued operations. See Note 16 for a discussion of discontinued operations. Future events, such as market conditions or operational performance of our acquired businesses, could cause us to conclude that additional impairment exists, which could have a material impact on our financial condition and results of operations.
Capital Transactions of Subsidiaries
Net Gain/Loss on Capital Transactions of Subsidiaries
Gains, where realizable, and losses on issuances of shares of common stock by our consolidated subsidiaries, VeriChip and Destron Fearing, are reflected in our consolidated statements of operations, in accordance with the provisions of SAB 51. These gains and losses resulted from the differences between the carrying amount of the pro-rata share of our investment in these subsidiaries and the net proceeds from the issuances of the stock. We determined that such recognition of gains and losses on issuances of shares of stock by these subsidiaries was appropriate, since we did not plan to reacquire the shares issued and the value of the proceeds could be objectively determined. The net gains and losses resulted from the difference between the carrying amount of our pro-rata share of our investment in VeriChip and Destron Fearing and the net proceeds from the issuances of the stock.

Gain/Loss Attributable to Changes in Minority Interest as a Result of Capital Transactions of Subsidiaries
The issuances of stock by VeriChip and Destron Fearing have also given rise to losses as a result of the dilution of our ownership interest in these subsidiaries. On December 31, 2007, we acquired the minority ownership interest of Destron Fearing. However, future stock issuances to third parties by VeriChip may further dilute our ownership percentage and may give rise to additional losses.
Consolidation of Subsidiaries
We consolidate our majority owned/controlled subsidiaries, which requires that we include the revenue, assets and liabilities of such subsidiaries in our financial statements. Once we no longer have voting control over a subsidiary, we are allowed to consolidate the financial results of that subsidiary. As of March 12, 2008, we owned 49.3%, or less than 50% of VeriChip’s outstanding common stock.
Stock-Based Compensation
Effective January 1, 2006, we adopted FAS 123R, using the modified prospective transition method. Under this method, stock-based compensation expense is recognized using the fair-value based method for all awards granted on or after the date of adoption. Compensation expense for new awards granted after January 1, 2006 is recognized over the requisite service period based on the grant-date fair value of those options.
Prior to the adoption of FAS 123R, we used the intrinsic value method under Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees (“APB No. 25”) and Financial Accounting Standards Board Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation—an Interpretation of APB Opinion No. 25 (“FIN 44”) and provided the pro forma and disclosure information required by SFAS No. 123, Accounting for Stock-based Compensation, or FAS 123, and SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure (“FAS 148”). Under the intrinsic value method, no stock-based compensation was recognized in our consolidated statements of operations for options granted to our employees and directors when the exercise price of such stock options granted to employees and directors equaled or exceeded the fair value of the underlying stock on the dates of grant.
FAS 123R requires forfeitures of stock-based grants to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. In our pro forma information required under FAS 123 for the periods prior to January 1, 2006, we accounted for forfeitures as they occurred.
In the years ended December 31, 2007 and 2006, we incurred stock-based compensation expense of approximately $10.2 million and $0.6 million. This stock-based compensation expense was reflected in our consolidated statement of operations in selling, general and administrative expense.
During 2005, VeriChip and Destron Fearing granted to consultants options exercisable for approximately 0.2 million shares of their common stock. In accordance with FAS 123, we recorded compensation expense associated with these options based on an estimate of the fair value of our common stock on each date of grant and using the Black-Scholes valuation model. We were required to re-measure the stock-based compensation expense associated with these options on December 30, 2005, the date of acceleration of the vesting of all of these options, as more fully discussed below. This re-measurement was based on the estimated fair value of VeriChip’s and Destron Fearing’s common stock on December 30, 2005. The value of VeriChip’s common stock was assumed to be the then estimated initial public offering price, and the value of Destron Fearing’s common stock was based on the closing price of its common stock as quoted on the American Stock Exchange on December 30, 2005 under the symbol DOC, and using the Black-Scholes valuation model. This re-measurement resulted in stock-based compensation expense of approximately $1.0 million being recorded in 2005 based upon the fair value of these stock options on the accelerated vesting date.
The Black-Scholes option pricing model, which we used to value our stock options, requires us to make several key judgments including:
•	the estimated value of our common stock;

•	the expected life of issued stock options;

•	the expected volatility of our stock price;

•	the expected dividend yield to be realized over the life of the stock options; and

•	the risk-free interest rate over the expected life of the stock option.
Our computation of the expected life of issued stock options was determined based on historical experience of similar awards giving consideration to the contractual terms of the stock-based awards, vesting schedules and expectations about employees’ future length of service. The interest rate was based on the U.S. Treasury yield curve in effect at the time of grant. Our computation of expected volatility was based on the historical volatility of our common stock.
On December 12, 2005, our board of directors, as well as the boards of directors of VeriChip and Destron Fearing, approved the immediate vesting on December 30, 2005 of all of the then outstanding and unvested stock options previously awarded to employees, directors and consultants, excluding approximately 0.2 million of Destron Fearing’s stock options. In connection with the acceleration of these options, we stipulated that a grantee that acquires any shares through exercise of any of such options shall not be permitted to sell such shares until the earlier of (i) the original vesting date applicable to such option or (ii) the date on which such grantee’s employment terminates for any reason.

The purpose of accelerating the vesting of the options granted to our directors and employees was to enable us to avoid recognizing in future periods non-cash compensation expense associated with such options in our consolidated statements of operations, which would have otherwise been required upon our adoption of FAS 123R on January 1, 2006. As a result of the acceleration, we avoided recognition of up to approximately $7.6 million of compensation expense in our consolidated statements of operations over the course of the original vesting period, substantially all of which was expected to be avoided in 2006 and 2007. Such expense is included in our pro forma stock-based compensation footnote disclosure for the year ended December 31, 2005, which is included in Note 12 to our consolidated financial statements. FIN 44 requires us to recognize compensation expense under certain circumstances, such as a change in the vesting schedule when the options whose vesting schedule was changed are in-the-money on the date of change, which would allow an employee to vest in an option that would have otherwise been forfeited based on the award’s original terms. We would be required to begin to recognize compensation expense over the new expected vesting period based on estimates of the number of options that employees ultimately will retain that otherwise would have been forfeited, absent the modifications. The majority of the accelerated options, absent the acceleration, would have vested during the first half of 2006, with a smaller percentage vesting over 36 months. Such estimates of compensation expense would be based on such factors as historical and expected employee turnover rates and similar statistics. Of options exercisable for approximately 8.8 million shares of our common stock that were affected by the acceleration of vesting, substantially all of the $4.6 million of intrinsic value of these options is attributable to our executive officers and directors at that time. We are unable to estimate the number of options that our employees and directors will ultimately retain that otherwise would have been forfeited, absent our acceleration of the vesting of these options. Based on the then current circumstances, the high concentration of such options awarded to officers and directors and our historical turnover rates, no compensation expense resulting from the new measurement date was recognized by us upon acceleration of vesting on December 30, 2005. We will recognize compensation expense in future periods, should a benefit be realized by the holders of the aforementioned options, which they would not otherwise have been entitled to receive. During the years ended December 31, 2006, we recognized approximately $0.4 million of compensation expense as a result of three terminated employees receiving a benefit related to the accelerated vesting of their options that they would not otherwise have received. There was no related expense for the year ended December 31, 2007.
On December 28, 2007, as a result of the DA Merger, all of Destron Fearing’s unvested stock options vested. As a result, Destron Fearing recorded approximately $3.5 million in compensation expense associated with these options. This compensation expense is included in our consolidated statement of operations as merger expense.
Inventory Obsolescence
Estimates are used in determining the likelihood that inventory on hand can be sold. Historical inventory usage and current revenue trends are considered in estimating both obsolescence and slow-moving inventory. Inventory is stated at lower of cost determined by the first-in, first-out method or market, net of any reserve for obsolete or slow-moving inventory. As of December 31, 2007 and 2006, inventory reserves were $1.8 million and $1.2 million, respectively. The estimated market value of our inventory is based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required, which could have a material affect on our financial condition and results of operations.
Legal Contingencies
We are currently a named defendant in several legal proceedings. We have accrued our estimate of the probable costs for the resolution of these claims. This estimate has been developed in consultation with outside counsel handling our defense in these matters and is based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. We do not believe the outcome of these proceedings will have a material adverse effect on our consolidated financial position. It is possible, however, that future results of operations for any particular quarterly or annual period could be materially affected by changes in our estimates. See Note 20 to our consolidated financial statements for more information.
Accounting for Income Taxes
As part of the process of preparing our consolidated financial statements, we are required to estimate our income tax liability in each of the jurisdictions in which we do business. This process involves estimating our actual current tax expense together with assessing temporary differences resulting from differing treatment of items, such as deferred revenues, for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included in our consolidated balance sheet. We must then assess the likelihood that our net deferred tax assets in each tax jurisdiction will be recovered from future taxable income in the applicable jurisdiction and, to the extent we believe that recovery is not more likely than not or is unknown, we must establish a valuation allowance.
Significant management judgment is required in determining the provision for income taxes, deferred tax assets and liabilities and any valuation allowance recorded against the deferred tax assets. As of December 31, 2007, we had $3.8 million in net long-term deferred tax liabilities associated with our Canadian operations, and $0.4 million of net current deferred tax assets associated with our Canadian and United Kingdom operations. As of December 31, 2007 and 2006, we had recorded a full valuation allowance against our U.S. net deferred tax assets due to uncertainties related to our ability to utilize these deferred tax assets, primarily consisting of net operating losses carried forward. The valuation allowance is based on our historical operating performance and estimates of taxable income in the U.S. and the period over which our deferred tax assets will be recoverable. As of December 31, 2007, we have not provided a valuation allowance against our Canadian and certain of our United Kingdom deferred tax assets as we have deemed it more likely than not that these assets will be realized.
If we continue to operate at a loss or are unable to generate sufficient future taxable income, or if there is a material change in the actual effective tax rates or time period within which the underlying temporary differences become taxable or deductible, we may be required to increase our valuation allowance against previously recognized deferred tax assets, which could result in a material adverse impact on our operating results. Conversely, if we become profitable in the future, we may reduce some or all of our valuation allowance, which could result in a significant tax benefit and a favorable impact on our financial condition and operating results. As of December 31, 2007, we had an aggregate valuation allowance against our net deferred tax assets of approximately $119.8 million.

Results of Operations from Continuing Operations
We operate in five business segments and evaluate performance based on stand-alone segment operating income, as presented below. (Loss) income from continuing operations before taxes, minority interest, gain (loss) attributable to capital transactions of subsidiaries from each of our segments during 2007, 2006 and 2005 was as follows:

	Year Ended December 31,
	2007	2006	2005
	(in thousands)
Animal Applications	$(18,124)	$(4,048)	$(926)
GPS and Radio Communications	86	(1,230)	1,032
Healthcare	(8,918)	(5,661)	(2,498)
Security and Industrial	(4,048)	(1,030)	(1,318)
“Corporate/Eliminations” (1)	(10,898)	(10,930)	(3,053)

Total	$(41,902)	$(22,899)	$(6,763)

(1)	The “Corporate/Eliminations” category includes all amounts given effect to in the consolidation of our subsidiaries, such as the elimination of inter-segment revenues, expenses, assets and liabilities. “Corporate/Eliminations” also includes certain selling, general and administrative expense (reductions) and other income (expenses) associated with companies sold or closed in 2001 and 2002, and interest expense and other expenses associated with corporate activities and functions.
Revenue from each of our segments during 2007, 2006 and 2005 was as follows:

	Year Ended December 31,
	2007	2006	2005
	(in thousands)
Animal Applications	$43,825	$38,058	$35,972
GPS and Radio Communications	34,045	16,351	18,578
Healthcare	23,269	20,508	12,049
Security and Industrial	8,837	6,796	3,819
“Corporate/Eliminations”	(76)	(356)	(697)

Total	$109,900	$81,359	$69,721

Animal Applications Segment
Year Ended December 31, 2007 Compared to the Year Ended December 31, 2006

		% of		% of	Change
	2007	Revenue	2006	Revenue	Increase (Decrease)
	(dollar amounts in thousands)
Revenue — external customers	$43,749	99.8%	$37,702	99.0%	$6,047	16.0%
Revenue — intercompany	76	0.2	356	1.0	(280)	(78.6)

Total revenue	43,825	100.0	38,058	100.0	5,767	15.2

Gross profit — external customers	13,133	30.0	13,967	36.7	(834)	(6.0)
Gross profit — intercompany	42	0.1	216	0.6	(174)	(80.5)

Total gross profit	13,175	30.1	14,183	37.3	(1,008)	(7.1)

Selling, general and administrative expense	23,275	53.1	15,522	40.8	7,753	50.0
Research and development	2,560	5.9	2,668	7.0	(108)	(4.1)
Impairment charges	3,086	7.0	—	—	3,086	NM (1)
Interest and other income	(1,608)	(3.7)	(364)	(1.0)	(1,244)	NM (1)
Interest expense	3,986	9.1	405	1.1	3,581	NM (1)

Loss from continuing operations before taxes, minority interest, and gain (loss) attributable to capital transactions of subsidiaries	$(18,124)	(41.3)%	$(4,048)	(10.6)%	$(14,076)	NM (1)

(1)	NM = Not meaningful as the change is greater than 100%

Revenue — Our Animal Applications segment’s revenue increased approximately $5.8 million, or 15.2%, in the year ended December 31, 2007 as compared to the year ended December 31, 2006. The increase was principally due to an increase in microchips sales of approximately $6.4 million to Schering-Plough, our exclusive distributor in the U.S. of our companion pet, implantable microchips. Partially offsetting the increase was a decrease of electronic identification and visual product sales to livestock customers of $0.4 million. The decrease in e-tag sales in the U.S. is primarily due to the U.S. Department of Agriculture’s decision to continue the national identification system as voluntary. We also experienced a decrease in sales to VeriChip of $0.2 million.
Gross Profit and Gross Profit Margin — Our Animal Applications segment’s gross profit decreased approximately $1.0 million, or 7.1%, in the year ended December 31, 2007 compared to the year ended December 31, 2006. The gross margin was 30.1% in the year ended December 31, 2007 compared to 37.3% in the year ended December 31, 2006. We attribute the decrease in the gross profit and gross profit margin in the year ended December 31, 2007 to a decrease in high margin engineering service revenue, a decrease in the average selling price for companion pet products in the U.S., higher material and freight costs associated with fulfilling demand for companion pet products in the U.S., warranty costs for e-tags shipped to Canada and increased overhead costs related to the startup of molding operations in our St. Paul facility, which we have begun to offset by a decrease in the visual product material cost.
Selling, General and Administrative Expense — Our Animal Applications segment’s selling, general and administrative expenses increased approximately $2.9 million, or 18.7% in the year ended December 31, 2007 compared to the year ended December 31, 2006. This was attributable to an increase of $0.7 million in legal expenses related to the maintenance and protection of our intellectual property, $1.1 million of severance and separation pay for certain U.S. employees including $0.8 million for our former CEO and an increase in sales and marketing expenses of $1.1 million. The increase in sales and marketing expense is due to the addition of new personnel along with marketing efforts related to our Animal Applications brand name. Selling, general and administrative expenses as a percentage of revenue increased to 42.1% from 40.1% in the same respective periods as a result of the increase in expenses. We reached a settlement in the lawsuit that we initiated to protect our intellectual property and as a result, we expect that our legal expenses will decrease going forward.
Research and Development — Our Animal Applications segment’s research and development expenses decreased approximately $0.1 million in the year ended December 31, 2007 compared to the year ended December 31, 2006. The decrease is primarily due to the completion of a large scale RFID antenna project in 2006. Research and development expenses relate to new product development associated with RFID microchips and related scanners.
Merger Expense — Our Animal Applications segment’s merger expenses of $4.8 million for the year ended December 31, 2007 consist primarily of legal, investment banker and board of directors fees incurred in connection with the Merger Agreement between us and Destron Fearing along with $3.5 million of stock based compensation expense due to the acceleration of vesting upon the change in control resulting from the DA Merger.
Impairment Charges — Our Animal Applications segment recorded impairment charges of $3.1 million for the year ended December 31, 2007 related to the DSD Holding business unit based upon our annual testing.
Other Income — Our Animal Applications segment’s other income of $1.6 million for the year ended December 31, 2007 which increased $1.2 million from the year ended December 31, 2006. The increase primarily relates to income of $0.6 million recognized from the revaluing of derivative warrants and a litigation settlement of $0.8 million with a slight offset due to a decrease in interest income on money market funds.
Interest Expense — Interest expense was $4.0 million and $0.4 million for the years ended December 31, 2007 and 2006, respectively. The increase in interest expense relates primarily to interest payments on higher debt balances, debt discount and deferred debt cost amortization and the write off of $1.5 million of deferred financing and debt discount costs associated with the early payoff of our debenture and Greater Bay facility.
Year Ended December 31, 2006 Compared to the Year Ended December 31, 2005

		% of		% of	Change
	2006	Revenue	2005	Revenue	Increase (Decrease)
	(dollar amounts in thousands)
Revenue — external customers	$37,702	99.0%	$35,275	98.0%	$2,427	6.9%
Revenue — intercompany	356	1.0	697	2.0	(341)	(48.9)

Total revenue	38,058	100.0	35,972	100.0	2,086	5.8

Gross profit — external customers	13,967	36.7	14,181	39.4	(214)	(1.5)
Gross profit — intercompany	216	0.6	430	1.2	(214)	(49.8)

Total gross profit	14,183	37.3	14,611	40.6	(428)	(2.9)

Selling, general and administrative expense	15,522	40.8	12,650	35.2	2,872	22.7
Research and development	2,668	7.0	2,951	8.2	(283)	(9.6)
Interest and other income	(364)	(1.0)	(401)	(1.1)	37	9.2
Interest expense	405	1.1	337	0.9	68	20.2

Loss from continuing operations before taxes, minority interest, and gain (loss) attributable to capital transactions of subsidiaries	$(4,048)	(10.6)%	$(926)	(2.6)%	$3,122	NM (1)

(1)	NM = Not meaningful as the change is greater than 100%

Revenue — Our Animal Applications segment’s revenue increased approximately $2.1 million, or 5.8%, in 2006 as compared to 2005. The increase in revenue was principally due to an increase in electronic identification and visual product sales to livestock customers of approximately $1.8 million, an increase in microchip sales to companion animal customers of approximately $1.7 million, an increase in product sales to customers in South America of $0.5 million and an incremental $0.7 million in sales at DSD Holding which was acquired on February 28, 2005. These increases were offset by a decrease in microchip sales to fish and wildlife customers of approximately $2.3 million and a decrease in intercompany sales to VeriChip of $0.3 million.
Gross Profit and Gross Profit Margin — Our Animal Applications segment’s gross profit decreased approximately $0.4 million in 2006 compared to 2005. We attribute the decrease in gross profit to a decrease in the gross profit margin. The decrease in gross profit margin as a percentage of revenue from 40.6% in 2005 to 37.3% in 2006 is primarily due to increased material costs accompanied by additional freight and importation duties associated with providing inventory to South America from Denmark and the U.S.
Selling, General and Administrative Expense — Our Animal Applications segment’s selling, general and administrative expense increased approximately $2.9 million in 2006 compared to 2005 and as a percentage of revenue increased to 40.8% from 35.2% in the same respective period. The increase in selling, general and administrative expense relates primarily to a charge of approximately $0.2 million in acquisition related expenses, approximately $1.2 million of compensation expense, approximately $0.3 million in recruiting and relocation expenses, approximately $0.6 million of expenses related to DSD Holding and increased selling, general, and administrative expenses in Destron Fearing’s South American subsidiaries of approximately $0.6 million. The twelve month period ended December 31, 2006 includes a full twelve months of results for DSD Holding versus the ten months of results in the period ended December 31, 2005.
Research and Development — Our Animal Applications segment’s research and development expense decreased approximately $0.3 million in 2006 as compared to 2005. In 2006, the research and development expense primarily consisted of new product development related to RFID microchips and associated scanners.
GPS and Radio Communications Segment
Year Ended December 31, 2007 Compared to the Year Ended December 31, 2006

		% of		% of	Change
	2007	Revenue	2006	Revenue	Increase (Decrease)
	(dollar amounts in thousands)
Revenue	$34,045	100.0%	$16,351	100.0%	$17,694	NM	(1)%

Gross profit	15,698	46.1	8,307	50.8	7,391	89.0

Selling, general and administrative expense	13,304	39.1	8,707	53.2	4,597	52.8
Research and development	2,142	6.3	774	4.7	1,368	NM	(1)
Interest and other income	—	—	(4)	—	4	NM	(1)
Interest expense	166	0.5	60	0.4	106	NM	(1)

(Loss) income from continuing operations before taxes, minority interest, and gain (loss) attributable to capital transactions of subsidiaries	$86	0.3%	$(1,230)	(7.5)%	$1,316	NM	(1)

(1)	NM = Not meaningful as the change is greater than 100%
Revenue — Our GPS and Radio Communications segment’s revenue increased approximately $17.7 million, or 108.2%, in the year ended December 31, 2007 compared to the year ended December 31, 2006. The increase in revenue was due to an increase in sales of SARBE™ products of $3.0 million, an increase in sales of alarm and control products of $1.4 million, an increase in Radio Hire division sales of $0.9 million and the inclusion of $12.4 million of sales from our McMurdo division, which was acquired on April 5, 2007.
Gross Profit and Gross Profit Margin — Our GPS and Radio Communications segment’s gross profit increased approximately $7.4 million, or 89.0%, in the year ended December 31, 2007 as compared to the year ended December 31, 2006. The increase in gross profit relates to the previously mentioned increase in sales from our existing businesses and the inclusion of approximately $4.3 million of gross profit from McMurdo. The gross profit margin decreased to 46.1% in the year ended December 31, 2007 compared to 50.8% in the year ended December 31, 2006. The decrease primarily relates to the inclusion of McMurdo as currently, we earn lower margins at our McMurdo division than we do for our existing business lines. Excluding McMurdo, Signature’s gross profit margin increased slightly due to the increased sales and favorable product mix.
Selling, General and Administrative Expense — Our GPS and Radio Communications segment’s selling, general and administrative expenses increased approximately $4.6 million, or 52.8%, in the year ended December 31, 2007 compared to the year ended December 31, 2006. Excluding the $3.5 million of expenses related to McMurdo, the remaining increase is due primarily to an increase in sales and marketing expenses of $0.9 million and an increase in compensation expense associated with the addition of new personnel and general salary increases. The increase in sales and marketing expenses is due to an increase in exhibition and advertising expenses, increased overseas travel related to SARBE™ sales, increased bonus and commission expenses and increase in compensation expense associated with the addition of new personnel. As a percentage of revenue, selling, general and administrative expenses decreased to 39.1% in the year ended December 31, 2007 from 53.2% in the year ended December 31, 2006. The decrease in selling, general and administrative expenses as a percentage of revenue resulted primarily from the increase in sales and lower selling, general and administrative expenses as a percentage of revenue at McMurdo.

Research and Development — Our GPS and Radio Communications segment’s research and development expenses increased approximately $1.4 million in the year ended December 31, 2007 compared to the year ended December 31, 2006. This increase was driven by the addition of $0.5 million of development costs for the development of a new search and rescue beacon for a bid from the U.S. Air Force. The development of the new pilot location beacon was our first contact with a branch of the U.S. Military as previous sales of our location beacons have been to foreign governments. In addition, we incurred approximately $0.9 million in research and development expense related to the acquisition of McMurdo, which was acquired on April 5, 2007.
Year Ended December 31, 2006 Compared to the Year Ended December 31, 2005

		% of		% of	Change
	2006	Revenue	2005	Revenue	Increase (Decrease)
	(dollar amounts in thousands)
Revenue	$16,351	100.0%	$18,578	100.0%	$(2,227)	(12.0)%

Gross Profit:	8,307	50.8	10,009	53.9	(1,702)	(17.0)

Selling, general and administrative expense	8,707	53.2	8,568	46.2	139	1.6
Research and development	774	4.7	392	2.1	382	97.4
Interest and other income	(4)	—	(10)	(0.1)	6	(60.0)
Interest expense	60	0.4	27	0.1	33	NM (1)

Income from continuing operations before taxes, minority interest, and gain (loss) attributable to capital transactions of subsidiaries	$(1,230)	(7.5)%	$1,032	5.6%	$(2,262)	NM (1)

(1)	NM = Not meaningful as the change is greater than 100%
Revenue — Our GPS and Radio Communications segment’s revenue decreased approximately $2.2 million in 2006 compared to 2005. The decrease primarily relates to reduced revenue at Signature of approximately $2.2 million. The decrease in sales at Signature relates to a decrease in sales of Signature’s SARBE™ products of approximately $3.0 million, partially offset by an increase in sales at Signature’s Radio Hire division of approximately $0.8 million. We attribute $2.2 million of the decrease in SARBE™ product sales to the completion of the Indian government contract in May 2005 and $0.8 million of the SARBE™ product sales decrease to other SARBE™ product customers, including the UK Ministry of Defense.
Gross Profit and Gross Profit Margin — Our GPS and Radio Communications segment’s gross profit decreased approximately $1.7 million in 2006 as compared to 2005. Gross profit margin decreased to 50.8% in 2006 from 53.9% in 2005. The decrease in gross profit margin relates to decreased sales and the decrease in gross profit margin as a percentage of revenue relates primarily to higher margins on G2R SARBE™ locator beacons shipped under the contract with the government of India in the first six months of 2005. Signature completed shipments under the contract with the government of India in May 2005.
Selling, General and Administrative Expense — Our GPS and Radio Communications segment’s selling, general and administrative expense increased approximately $0.1 million in 2006 as compared to 2005 primarily due to increased selling, general, and administrative expense at Signature. The increase in selling, general, and administrative expense as a percentage of sales resulted primarily from the decrease in sales in the current period.
Research and Development — Our GPS and Radio Communication segment’s research and development expense increased approximately $0.4 million in 2006 compared to 2005. The increase relates primarily to the development of the 406 MHz product family at Signature.

Healthcare Segment
Year Ended December 31, 2007 Compared to the Year Ended December 31, 2006

		% Of		% Of	Change
	2007	Revenue	2006	Revenue	Increase (Decrease)
			(dollar amounts in thousands)
Revenue	$23,269	100.0%	$20,508	100.0%	$2,761	13.5%

Gross profit	12,203	52.4	11,367	55.4	836	7.4

Selling, general and administrative expense	17,065	73.3	13,996	68.2	3,069	21.9
Research and development	3,084	13.3	2,609	12.7	475	18.2
Interest and other income	110	0.4	(49)	(0.2)	159	NM	(1)
Interest expense	862	3.7	472	2.3	390	82.6

Loss from continuing operations before taxes, minority interest and gain (loss) attributable to capital transactions of subsidiaries	$(8,918)	(38.3)%	$(5,661)	(27.6)%	$(3,257)	57.5

(1)	NM = Not meaningful as the change is greater than 100%
Revenue — Our Healthcare segment’s revenue increased approximately $2.8 million in 2007 compared to 2006. The increase is primarily due to increased sales of infant protection systems reflecting increased sales volumes generated by our key dealers for both new systems and the sale of RFID tags and other consumables to our installed base. Revenue from the sale of our wander prevention products also increased for the year ended December 31, 2007 compared to the year ended December 31, 2006.
Gross Profit and Gross Profit Margin — Our Healthcare segment’s gross profit increased approximately $0.8 million in 2007 as compared to 2006. Gross profit margin decreased to 52.4% in 2007 compared to 55.4% in 2006. The decrease in gross profit margin is the result of increased warranty costs related to our former Vancouver operations in the first half of 2007. Our improved inventory management processes in our Ottawa facility have resulted in a reduction of these costs.
Selling, General and Administrative Expense — Our Healthcare segment’s selling, general and administrative expenses increased approximately $3.1 million in 2007 as compared to 2006. The increase was primarily a result of our increased sales and marketing expenses associated with the build out of our VeriMed business, primarily through increased sales staff and costs related to our market development efforts. As a percentage of our Healthcare segment’s revenue, selling, general and administrative expense was 73.3% and 58.2% for the years ended December 31, 2007 and 2006, respectively. We attribute the increase in selling, general, and administrative expense as a percentage of revenue primarily to the increase in sales and marketing related expenses associated with our VeriMed system.
Research and Development — Our Healthcare segment’s research and development expense increased approximately $0.5 million in 2007 compared to 2006. The increase in our Healthcare segment’s research and development expense was primarily due to the costs of additional staff during the period prior to the closing of our Vancouver facility in early 2007.
Interest Expense — Our Healthcare segment’s interest expense increased approximately $0.4 million in 2007 and increased borrowings under our revolving credit facility with the Royal Bank of Canada. The intercompany interest is eliminated in consolidation of our financial results.
Year Ended December 31, 2006 Compared to the Year Ended December 31, 2005

		% Of		% Of	Change
	2006	Revenue	2005	Revenue	Increase (Decrease)
	(dollar amounts in thousands)
Revenue	$20,508	100.0%	$12,049	100.0%	$8,459	70.2%

Gross profit	11,367	55.4	7,115	59.1	4,252	59.8

Selling, general and administrative expense (1)	13,996	68.2	8,178	67.9	5,818	71.1
Research and development	2,609	12.7	1,313	10.9	1,296	98.7
Interest and other income	(49)	(0.2)	(49)	(0.4)	—	—
Interest expense	472	2.3	171	1.4	301	NM	(2)

Loss from continuing operations before taxes, minority interest and gain(loss) attributable to capital transactions of subsidiaries	$(5,661)	(27.6)%	$(2,498)	(20.7)%	$3,163	NM	(2)

(1)	The amounts exclude approximately $0.9 million of expense in 2005 primarily associated with stock options granted by VeriChip to persons who are our employees but who are not also employees of VeriChip. These expenses were included in VeriChip’s separate financial statements filed as part of its registration statement on Form S-1.

(2)	NM = Not meaningful as the change is greater than 100%

Revenue — Our Healthcare segment’s revenue increased approximately $8.5 million in 2006 compared to 2005. The increase is primarily due to sales of wander prevention and infant protection systems to nursing homes and hospitals. We acquired the wander prevention, infant protection and asset location and identification systems businesses during the first half of 2005.
Gross Profit and Gross Profit Margin — Our Healthcare segment’s gross profit increased approximately $4.3 million in 2006 as compared to 2005 primarily as a result of the 2006 period including a full year of operations from our Canadian-based businesses as compared to only a portion in the 2005 period. Gross profit margin decreased to 55.4% in 2006 compared to 59.1% in 2005. The decrease in gross profit margin reflected an increase in warranty costs of approximately $0.2 million and an inventory write off of approximately $0.4 million in 2006.
Selling, General and Administrative Expense — Our Healthcare segment’s selling, general and administrative expenses increased approximately $5.8 million in 2006 as compared to 2005. The increase was primarily a result of a full year of operations from our Canadian-based businesses as compared to the 2005 period. In addition, approximately $1.2 million of the period-over-period increase resulted from the addition of sales and marketing staff, consultants and other marketing services related to our efforts to create a market for our VeriMed system. As a percentage of our Healthcare segment’s revenue, selling, general and administrative expense was 68.2% and 67.9% for the years ended December 31, 2006 and 2005, respectively. We attribute the increase in selling, general, and administrative expense as a percentage of revenue primarily to the increase in sales and marketing related expenses associated with our VeriMed system.
Research and Development — Our Healthcare segment’s research and development expense increased approximately $1.3 million in 2006 compared to 2005. The increase in our Healthcare segment’s research and development expense was primarily due to the acquisitions of our Canadian-based businesses during the first half of 2005, the continued development of our asset/personnel location and identification system, and our initiative to integrate virtually all of our healthcare security systems on to a common technology platform.
Interest Expense — Our Healthcare segment’s interest expense increased approximately $0.3 million in 2006 as compared to 2005. This increase is associated with borrowings under VeriChip’s loan agreement with us. This intercompany interest is eliminated in consolidation of our financial results.
Security and Industrial Segment
Year Ended December 31, 2007 Compared to the Year Ended December 31, 2006

		% Of		% Of	Change
	2007	Revenue	2006	Revenue	Increase (Decrease)
	(dollar amounts in thousands)
Revenue	$8,837	100.0%	$6,796	100.0%	$2,041	30.0

Gross profit	4,943	55.9	4,158	61.2	785	18.9

Selling, general and administrative expense	6,449	73.0	3,624	53.3	2,825	78.0
Research and development	1,594	18.0	1,177	17.3	417	35.4
Interest and other income	111	1.2	(8)	(0.1)	119	NM	(1)
Interest expense	837	9.5	395	5.8	442	NM	(1)

Loss from continuing operations before taxes, minority interest and gain(loss) attributable to capital transactions of subsidiaries	$(4,048)	(45.8)%	$(1,030)	(15.2)%	$(3,018)	NM	(1)

(1)	NM = Not meaningful as the change is greater than 100%
Revenue — Our Security and Industrial segment’s revenue increased approximately $2.0 million in 2007 as compared to 2006. The increase reflects a continued strong demand in the worldwide construction market for our vibration monitoring systems. The strength or weakness of the worldwide construction market has historically had a significant influence on the sales volumes of our vibration monitoring instruments.
Gross Profit and Gross Profit Margin — Our Security and Industrial segment’s gross profit increased approximately 0.8 million in 2007 compared to 2006. Our Security and Industrial segment’s gross profit margin decreased to 55.9% in the year ended December 31, 2007 compared to 61.2% in the year ended December 31, 2006. The decline in gross profit margin resulted from increased inventory reserves for slower moving inventory and to increased revenues from tool management products compared to the year ended December 31, 2006, which have a lower gross margin that our vibration monitoring products.

Selling, General and Administrative Expense — Our Security and Industrial segment’s selling, general and administrative expense increased approximately $2.8 million to $6.4 million for the year ended December 31, 2007 compared to the year ended December 31, 2006. As a percentage of our Security and Industrial segment’s revenue, selling, general and administrative expense was 73.0% and 53.3% for the year ended December 31, 2007 and 2006, respectively. We attribute the increase in selling, general, and administrative expense as a percentage of segment revenue primarily additional costs resulting from non-cash equity based compensation of $3.4 million and increased costs related to being a public entity during the year ended December 31, 2007 with a slight decrease attributable to revenue growth in our vibration monitoring business and the fixed nature of our general and administrative expenses. We expect corporate selling, general and administrative expense to continue at 2007 levels as a result of the costs of equity based compensation and costs related to being a public entity.
Research and Development — Our Security and Industrial segment’s research and development increased approximately $0.4 million in 2007 compared to 2006. We attribute the increase to research and development related to the development of our next generation vibration monitoring products.
Interest Expense — Our Security and Industrial segment’s interest expense increased $0.4 million in 2007 primarily as a result of borrowings under VeriChip’s loan agreement with us and increased borrowings under VeriChip’s revolving credit facility with the Royal Bank of Canada. The intercompany interest is eliminated in consolidation of our financial results.
Year Ended December 31, 2006 Compared to the Year Ended December 31, 2005

		% Of		% Of	Change
	2006	Revenue	2005	Revenue	Increase (Decrease)
	(dollar amounts in thousands)
Revenue	$6,796	100.0%	$3,819	100.0%	$2,977	78.0%

Gross profit	4,158	61.2	2,359	61.8	1,799	76.3

Selling, general and administrative expense	3,624	53.3	2,873	75.2	751	26.1
Research and development	1,177	17.3	646	16.9	531	82.2
Interest and other income	(8)	(0.1)	(14)	(0.4)	(6)	(42.9)
Interest expense	395	5.8	172	4.5	223	NM (1)

Loss from continuing operations before taxes, minority interest and gain (loss) attributable to capital transactions of subsidiaries	$(1,030)	(15.2)%	$(1,318)	(34.5)%	$(288)	(21.9)

(1)	NM = Not meaningful as the change is greater than 100%
Revenue — Our Security and Industrial segment’s revenue increased approximately $3.0 million in 2006 as compared to 2005. The increase reflects a full year of revenue from our Canadian-based businesses in 2006 compared to only a portion of the 2005 period. Segment sales consist principally of sales of our vibration monitoring instruments.
Gross Profit and Gross Profit Margin — Our Security and Industrial segment’s gross profit increased approximately $1.8 million in 2006 compared to 2005. The increase was attributable to sales of our vibration monitoring instruments as a result of our acquisition of Instantel on June 10, 2005. The gross margin percentage remained relatively constant at 61.2% in 2006 as compared to 61.8% in 2005. We expect VeriChip’s Security and Industrial segment’s gross profit margins to remain relatively constant in the future.
Selling, General and Administrative Expense — Our Security and Industrial segment’s selling, general and administrative expenses increased approximately $0.8 million in 2006 as compared to 2005. The increase is primarily a result of our acquisition of Instantel in June 2005. As a percentage of our Security and Industrial segment’s revenue, selling, general and administrative expense was 53.3% and 75.2% for the years ended December 31, 2006 and 2005, respectively. We attribute the decrease in selling, general, and administrative expense as a percentage of segment revenue primarily to the inclusion of the results of Instantel for the full year in 2006.
Research and Development — Our Security and Industrial segment’s research and development increased approximately $0.5 million in 2006 compared to 2005. The increase is a primarily due to the acquisition of Instantel on June 10, 2005. The period-over-period increase also reflected costs associated with the development efforts for our next generation vibration monitoring instruments.
Interest Expense — Our Security and Industrial segment’s interest expense increased $0.2 million in 2006 primarily as a result of borrowings under VeriChip’s loan agreement with us. This intercompany interest is eliminated in consolidation of our financial results.

“Corporate/Eliminations”
Year Ended December 31, 2007 Compared to the Year Ended December 31, 2006

			Change
	2007	2006	Increase (Decrease)
		(dollar amounts in thousands)
Elimination of intercompany revenue	$(76)	$(356)	$280	(78.6)%

Elimination of intercompany product gross profit	(42)	(216)	174	(80.5)

Selling, general and administrative expense	7,759	9,811	2,052	(20.1)
Impairment charges	1,546	—	(1,546)	NM (1)
Gain on sale of asset	(691)	—	691	NM (1)
Interest and other expense (income)	1,164	(919)	(2,083)	NM (1)
Interest (expense) recovery	1,079	1,823	744	(40.8)

Loss from continuing operations before taxes, minority interest and gain (loss) attributable to capital transactions of subsidiaries	$(10,899)	$(10,931)	$32	(0.3)

(1)	NM = Not meaningful as the change is greater than 100%
Selling, General and Administrative Expense — Our Corporate/Eliminations’ selling, general and administrative expense decreased approximately $2.1 million in 2007 as compared to 2006. Approximately $3.3 million of the decrease was related to a severance payment in 2006 between us and a former chief executive officer. Partially offsetting this decrease was a severance charge of approximately $1.7 million in 2007 related to the termination of our chief executive officer, Michael Krawitz on December 31, 2007. Also contributing to the decrease was a decrease in bonus payments to our executive officers of approximately $0.7 million during 2007 as compared to 2006, which was partially offset by an increase in legal expenses related to a lawsuit that we settled during 2007.
Impairment Charges — Our Corporate/Eliminations’ segment recorded impairment charges of $3.1 million for the year ended December 31, 2007 related to the DSD Holding business unit based upon our annual testing.
Interest and Other Expense (Income) — Our Corporate/Eliminations’ interest and other expense (income) increased approximately $2.1 million in 2007 compared to 2006, due primarily to the settlement of a lawsuit during 2007. Also, included in interest and other expense (income) during 2007 and 2006 was approximately $0.8 million and $0.3 million of income, respectively, attributable to the reversal of certain liabilities of business units that we had sold or closed during 2000 and 2001.
Interest Expense — Our Corporate/Eliminations’ interest expense decreased in 2007 compared to 2006, primarily due to lower average intercompany borrowings in 2007.
Year Ended December 31, 2006 Compared to the Year Ended December 31, 2005

			Change
	2006	2005	Increase (Decrease)
	(dollar amounts in thousands)
Revenue — intercompany elimination	$(356)	$(697)	$(341)	(48.9)

Gross profit — intercompany elimination	(216)	(430)	(214)	(49.8)

Selling, general and administrative expense	9,811	6,768	3,043	45.0
Research and development	—	191	(191)	(100.0)
Interest and other income	(919)	(1,645)	(726)	(44.1)
Interest expense (recovery)	1,823	(2,691)	4,514	NM (1)

(Loss) income from continuing operations before taxes, minority interest and gain (loss) attributable to capital transactions of subsidiaries	$(10,931)	$(3,053)	$7,878	NM (1)

(1)	NM = Not meaningful as the change is greater than 100%
Selling, General and Administrative Expense — Our “Corporate/Eliminations” selling, general and administrative expense increased approximately $3.0 million in 2006 as compared to 2005. Approximately $3.3 million of the increase was related to an incentive agreement between us and our former chief executive officer. The incentive agreement was entered into to (i) induce our former CEO, Scott R. Silverman, to assume the chief executive position at VeriChip, (ii) to allow us the option (with any necessary approvals) to issue certain incentive payments to him in shares of stock as opposed to cash, and (iii) to induce Mr. Silverman to terminate his employment with us. Also contributing to the increase was an increase in bonus payments of approximately $1.0 million during 2006 as compared to 2005. These increases were partially offset by a decrease in legal and other professional fees during 2006.

Research and Development — In mid-2004, we made a decision to downsize our Corporate Research Group. Effective March 31, 2005, we closed our Corporate Research Group. The majority of our research and development is now handled through our segments.
Interest and Other Income — Our Corporate/Eliminations’ interest and other income decreased approximately $0.7 million in 2006 compared to 2005. Interest income is a function of our short-term investments and interest earned on notes receivable. Also, included in interest and other income during 2005 was approximately $0.7 million attributable to the reversal of certain liabilities of a business unit that we had closed during 2001.
Interest Expense — Our Corporate/Eliminations’ interest expense is a function of the level of our outstanding debt. Corporate/Eliminations’ interest expense has increased in 2006 compared to 2005 as a result of an increase in borrowing. In addition, our interest expense varies as a result of the warrants that we issued to the purchasers of our debentures (the debentures were fully converted as of December 31, 2003). The liability for the warrants, to the extent potentially settleable in shares of the Destron Fearing common stock owned by us, was required to be revalued at each reporting period with any resulting increase/(decrease) being charged/(credited) to operations as an increase/recovery in interest expense. During 2005 we recorded interest recovery of $3.2 million as a result of such revaluations. These warrants expired in June 2007.
Income Taxes
Differences in the effective income tax rates from the statutory federal income tax rate arise from state taxes net of federal benefits, the increase or reduction of valuation allowances related to net operating loss carry forwards and other deferred tax assets. As of December 31, 2007, we have provided a valuation allowance to fully reserve our U.S. net operating losses carried forward and our other U.S. existing net deferred tax assets, primarily as a result of our recent losses. Our tax benefit for 2007 was primarily related to our Canadian operation. Our tax provision for 2006 and 2005 was primarily related to foreign and state income taxes.
LIQUIDITY AND CAPITAL RESOURCES FROM CONTINUING OPERATIONS
As of December 31, 2007, cash and cash equivalents totaled $9.4 million, an increase of $2.3 million, or 32.4%, from $7.1 million at December 31, 2006.
Net cash used in operating activities totaled $12.3 million, $7.9 million and $11.1 million in 2007, 2006 and 2005, respectively. In each year, cash was used primarily to fund operating losses. Since we do not currently own 100% of VeriChip and InfoTech, access to their funds is limited.
Adjustments to reconcile operating losses to net cash used in operating activities included the following:
•	Accounts and unbilled receivables, net of allowance for doubtful accounts were $21.6 million and $15.6 million at December 31, 2007 and 2006, respectively. The increase is primarily due to an increase in accounts receivable at Destron Fearing and VeriChip due to an increase in revenue in the fourth quarter of 2007 as compared to the fourth quarter of 2006.

•	Inventories increased to $15.8 million at December 31, 2007, compared to $13.0 million at December 31, 2006. The change was due primarily to an increase of inventories at Destron Fearing primarily as a result of the acquisition of McMurdo in April 2007, and a slight decrease of inventories at VeriChip.

•	Accounts payable increased $2.9 million, or 22.5%, to $15.8 million at December 31, 2007, from $12.9 million at December 31, 2006. The increase was primarily a result of the timing of billings for purchases and additional payables associated with McMurdo, which was acquired in April 2007.

•	Accrued expenses increased $0.3 million, or 2.2%, to $13.7 million at December 31, 2007, from $13.4 million at December 31, 2006. The increase was primarily due to the addition of McMurdo and an increase of $0.9 million of accrued warranty expenses in 2007 offset by a $3.3 million accrued payment due to our former CEO which was included in 2006 but not in 2007.
Investing activities used cash of $9.4 million, $6.5 million and $23.0 million in 2007, 2006 and 2005, respectively. In 2007, we used approximately $7.3 million to fund asset and business acquisitions. In 2006, we used approximately $3.8 million to acquire property and equipment, and approximately $3.1 million for business acquisitions. These uses were partially offset by $0.8 million that we realized on the sale of property and equipment. In 2005, cash of $22.1 million was used to purchase Instantel and $1.8 million was used to purchase property and equipment.
Financing activities provided (used) cash of $24.0 million, $(0.6) million, and $26.3 million in 2007, 2006 and 2005, respectively. In 2007, our primary sources of cash were proceeds on debt and VeriChip’s initial public offering. In 2006, our significant sources of cash were $13.8 million from long-term debt, and $1.7 million from notes payable. Our significant uses were $12.9 million in payments on long-term debt and $2.9 million to fund VeriChip’s offering costs. In 2005, our significant sources of cash were proceeds from the issuance of notes and preferred stock of $17.4 million, proceeds from long-term debt of $11.8 million and proceeds from the issuance of common shares and warrants of $6.1 million. Partially offsetting these sources of cash was $5.4 million used to repay long term debt.

Financial Condition
Financing Agreements and Debt Obligations
We are party to certain financing agreements and debt obligations, which are discussed in detail in Note 9 to our consolidated financial statements. The following is a discussion of our liquidity, and therefore, focuses on our revolving debt and invoicing credit facilities, as well as our loan agreement with VeriChip. We do not have any financial covenants under any of our debt agreements. Our term, mortgage and equipment loans require us to make principal payments. Such payments have been reflected in the Contractual Obligations table presented below.
Intercompany Loan Agreement with VeriChip
VeriChip has financed a significant portion of its operations and investing activities primarily through funds provided by us. On December 27, 2005, we and VeriChip entered into a loan agreement, a revolving line of credit note and a security agreement to memorialize the terms of existing advances to VeriChip and provide the terms under which we would lend additional funds to VeriChip. Through October 5, 2006, our loan to VeriChip bore interest at the prevailing prime rate of interest as published by The Wall Street Journal. On October 6, 2006, we entered into an amendment to the loan agreement which increased the principal amount available there under to $13.0 million and VeriChip borrowed an additional $2.0 million under the agreement to make the second purchase price payment with respect to its acquisition of Instantel. In connection with that amendment, the interest rate was also changed to a fixed rate of 12% per annum. That amendment further provided that the loan matured on July 1, 2008, but could be extended at our sole option through December 27, 2010.
On January 19, 2007, February 8, 2007, February 13, 2007 and February 29, 2008, we entered into further amendments to the loan documents, which increased the maximum principal amount of indebtedness that VeriChip may incur to $14.5 million. On February 9, 2007, the effective date of VeriChip’s initial public offering, the loan ceased to be a revolving line of credit, and VeriChip has no ability to incur additional indebtedness under the loan documents. The interest continues to accrue on the outstanding indebtedness at a rate of 12% per annum. Under the terms of the loan agreement, as amended, VeriChip was required to repay us $3.5 million of principal and accrued interest upon the consummation of their initial offering. Accordingly, VeriChip paid us $3.5 million on February 14, 2007. VeriChip was not obligated to repay an additional amount of the indebtedness until January 1, 2008. Effective with the payment of the $3.5 million, all interest which has accrued on the loan as of the last day of each month, commencing with the month in which such payment is made, shall be added to the principal amount.
On December 20, 2007, we entered into a letter agreement with VeriChip, or the December 2007 Letter Agreement, whereby VeriChip paid us $0.5 million in December 2007. Under the terms of the letter agreement, as amended on February 29, 2008, VeriChip may prepay the outstanding principal amount due to us on or before 5:00 p.m. EST on October 30, 2008 by providing us with $10.0 million, less the $500,000 paid pursuant to the December 2007 Letter Agreement, less a $5.3 million paid prepayment made in connection with financing obtained by VeriChip, less other principal payments made to reduce the Outstanding Principal Amount (as such term is defined in the December 2007 Letter Agreement) between the date of the December 2007 Letter Agreement and the date of such prepayment, plus any accrued and unpaid interest between October 1, 2007 and the date of such prepayment. As a result of the $5.3 million payment, VeriChip will not be required to make any further debt service payments to us until September 1, 2009. VeriChip is also required to register for resale all shares of VeriChip common stock that we own with the Securities and Exchange Commission and all applicable states within 120 days following the prepayment of outstanding principal amount. If prepayment of the outstanding principal amount is not made by October 30, 2008, the letter agreement will expire. We are obligated to use a portion of the proceeds from any prepayments to repay our existing debt with Laurus and Kallina.
On February 28, 2009, VeriChip entered into a loan with the VeriChip Lender. In connection with the VeriChip financing, VeriChip entered into a letter agreement with us, dated February 29, 2008, under which VeriChip agreed, among other things, (i) to prepay the $5.3 million to us, (ii) to amend the Revolving Note to reduce the grace period from thirty days to five business days, (iii) to include a cross-default provision under which an event of default under the VeriChip Note, if not cured within the greater of the applicable cure period or ten days after the occurrence thereof, is an event of default under the our note and related agreements, and (iv) to amend that certain letter agreement between VeriChip and us dated as of December 20, 2007, which is more fully discussed in the paragraph above. In connection with the letter agreement dated February 29, 2008, we agreed to subordinate our existing loan with VeriChip to the obligations of VeriChip under its credit agreement with Valens Offshore SPV II, Corp. Our loan is collateralized by security interests in all property and assets of VeriChip except as otherwise encumbered by the rights of the Valens Offshore SPV II, Corp. VeriChip used part of the proceeds of the VeriChip Note to prepay $5.3 million of debt owed to us, of which $3.0 million was paid by us to our lenders Laurus and Kallina. As of December 31, 2007 and March 1, 2008, approximately $12.9 million and $10.4 million of principal and accrued interest, respectively, was outstanding on the loan. See page 5 of this Annual Report for a more complete discussion of the VeriChip Note and letter agreement.
Destron Fearing’s Revolving Facility
On August 31, 2007, Destron Fearing and certain of its subsidiaries, Digital Angel Technology Corporation, Fearing Manufacturing Co., Inc. and Digital Angel International (collectively “Eligible Subsidiaries”) entered into a $6.0 million revolving asset-based financing transaction with Kallina Corporation (“Kallina” or the “Lender”), a wholly-owned subsidiary of Laurus Master Fund, Ltd., pursuant to the terms of a Security Agreement. Under the terms of the Security Agreement, Destron Fearing may borrow, from time to time, an amount equal to the lesser of the amount of availability under the borrowing base and $6.0 million, subject to certain reserves that the Lender is authorized to take in its reasonable commercial judgment (the “Revolving Facility”). The borrowing base is calculated as a percentage of the total amount of eligible accounts and inventory owned by Destron Fearing and its Eligible Subsidiaries. Destron Fearing had no available funds under the Revolving Facility at December 31, 2007. Amounts outstanding under the Revolving Facility accrue interest at a rate equal to the prime rate plus 2.0%, but not less than 10.0% at any time. The Revolving Facility matures on August 31, 2010. At December 31, 2007, the interest rate for amounts borrowed on the Revolving Facility was 10.0%. Destron Fearing and its Eligible Subsidiaries have pledged all of their respective assets, excluding the stock of all foreign subsidiaries other than stock held in Signature, in support of the obligations under the Revolving Facility.

Signature’s Invoice Discounting Agreement
Signature has entered into an Invoice Discounting Agreement, (as amended, the “RBS Invoice Discounting Agreement”) with The Royal Bank of Scotland Commercial Services Limited (“RBS”). The RBS Invoice Discounting Agreement provides for Signature to sell with full title guarantee most of its receivables, as defined in the RBS Invoice Discounting Agreement. Under the RBS Invoice Discounting agreement, RBS prepays 80% of the receivables sold in the United Kingdom and 80% of the receivables sold in the rest of the world, not to exceed an outstanding balance of £2.0 million (approximately $4.0 million at December 31, 2007) at any given time. RBS pays Signature the remainder of the receivable upon collection of the receivable. Receivables which remain outstanding 90 days from the end of the invoice month become ineligible and RBS may require Signature to repurchase the receivable. The discounting charge accrues at an annual rate of 1.5% above the base rate as defined in the RBS Invoice Discounting Agreement (7.0% at December 31, 2007). Signature pays a commission charge to RBS of 0.16% of each receivable balance sold. The RBS Invoice Discounting Agreement requires a minimum commission charge of £833 (approximately $1,664) per month. Discounting charges of approximately $52,000 are included in interest expense for the year ended December 31, 2007. As of December 31, 2007, $2.0 million of receivables were financed under the RBS Invoice Discounting Agreement. In February 2008, the RBS Invoice Discounting Agreement was amended to increase the outstanding balance limit from £2.0 million to £2.5 million, subject to restrictions on the use of proceeds.
DSD Holding’s Line of Credit
DSD Holding and its wholly-owned subsidiary, Daploma International A/S (“Daploma”), are party to a credit agreement with Danske Bank (the “Credit Facility”). On June 1, 2006, DSD Holding and Daploma amended the borrowing availability from DKK 12.0 million (approximately $2.4 million at December 31, 2007) to DKK 18.0 million (approximately $3.6 million at December 31, 2007). In connection with the amendment, Destron Fearing executed a Letter of Support which confirms that they will maintain its holding of 100% of the share capital of Daploma, and will neither sell, nor pledge, nor in any way dispose of any part of Daploma or otherwise reduce Destron Fearing’s influence on Daploma without the prior consent of Danske Bank. Interest is determined quarterly and is based on the international rates Danske Bank can establish on a loan in the same currency on the international market plus 2.0%. At December 31, 2007, the annual interest rate on the Credit Facility was 6.65%. Borrowing availability under the Credit Facility considers guarantees outstanding. At December 31, 2007, there was no borrowing availability. The Credit Facility will remain effective until further notice. DSD Holding can terminate the Credit Facility and pay the outstanding balance, or Danske Bank may demand the credit line be settled immediately at any given time, without prior notice.
Royal Bank of Canada Credit Agreement
VeriChip’s subsidiaries entered into a credit facility dated March 15, 2006, which was terminated on February 28, 2009, with the Royal Bank of Canada (“RBC”) providing for up to CDN$1.5 million (approximately $1.5 million at December 31, 2007) of revolving credit loans, provided that outstanding borrowings under the facility could not exceed at any time an amount determined by reference to eligible accounts receivable plus eligible inventory, in each case as defined in the agreement, of VHI. At December 31, 2007, approximately $1.5 million was outstanding under the facility. In January 2008, VeriChip repaid this loan in full.
Liquidity
As of February 29, 2008, our consolidated cash and cash equivalents totaled $4.8 million. Destron Fearing had a cash balance of $1.5 million and “Corporate/Eliminations” had a cash balance of $3.3 million.
As more fully discussed in Item 1A. Risk Factors above, we believe that we have sufficient funds to operate our business over the next twelve months ending December 31, 2008. However, our goal is to achieve profitability and to generate positive cash flows from operations. Our capital requirements depend on a variety of factors, including but not limited to, the rate of increase or decrease in our existing business base, the success, timing, and amount of investment required to bring new products on-line, revenue growth or decline, and potential acquisitions. Failure to generate positive cash flow from operations will have a material adverse effect on our business, financial condition and results of operations.
Our ability to achieve profitability and/or generate positive cash flows from operations in the future is predicated upon numerous factors with varying levels of importance as follows:
•	first, we will attempt to successfully implement our business plans, manage expenditures according to our budget, and generate positive cash flow from operations;

•	second, we will attempt to develop an effective marketing and sales strategy in order to grow our businesses and compete successfully in our markets;

•	third, we will attempt to expand the market for our Bio Thermo® and VeriMed products; and

•	fourth, we will attempt to realize positive cash flow with respect to our investment in Destron Fearing in order to provide us with an appropriate return on our investment.
We believe we have established a management plan to guide us in achieving profitability and positive cash flows from operations during 2008. The major components of the plan are discussed on page 55 of this Annual Report for the year end December 31, 2007. No assurance can be given that we will be successful in implementing the plan.

Contractual Obligations
The following table summarizes our significant contractual obligations as of December 31, 2007, and the effect such obligations are expected to have on our liquidity and cash flows in future periods:

	Payments Due By Period
		Less Than			More Than
	Total	1 Year	1-3 Years	3-5 Years	5 Years
	(amounts in thousands)
Notes payable, long-term debt and other long-term obligations	$34,672	$16,673	$15,785	$2,214	$—
Operating lease obligations	4,388	1,124	1,608	1,124	532
Employment related contracts	1,986	462	1,016	508	—

Total	$41,046	$18,259	$18,409	$3,846	$532

The expected timing or payment of obligations discussed above is estimated based on current information. Timing of payments and actual amounts paid may be different depending on changes to agreed-upon amounts for some obligations.
Outlook
We are constantly looking for ways to maximize stockholder value. As such, we are continually seeking operational efficiencies and synergies within our operating segments as well as evaluating acquisitions of businesses and customer bases which complement our operations. These strategic initiatives may include acquisitions, raising additional funds through debt or equity offerings, or the divestiture of business units that are not critical to our long-term strategy or other restructuring or rationalization of existing operations. We will continue to review all alternatives to ensure maximum appreciation of our stockholders’ investments. However, initiatives may not be found, or if found, they may not be on terms favorable to us.